EXHIBIT 4.1


                       SECURITIES PURCHASE AGREEMENT

      This Securities Purchase Agreement (this "Agreement") is dated as of March 8, 2006, by and between RAPID LINK INCORPORATED, a Delaware corporation (the "Company"), and TRIDENT GROWTH FUND, L.P., a Delaware limited partnership, (the "Purchaser").

                                 WITNESSETH:

      WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an exemption from registration contained in
 Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Rule 506 promulgated thereunder, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser agree as follows:


                                 ARTICLE I.
                                 DEFINITIONS

      1.1  Definitions.  In addition to the  terms defined elsewhere in  this
 Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Debenture(s) (as defined herein), and (b) the following terms have the meanings indicated in this Section 1.1:

           "Action" shall have the meaning ascribed to such term in Section 3.1(i).

           "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as Purchaser will be deemed to be an Affiliate of Purchaser.

           "Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of Texas are authorized or required by law or other government action to close.

           "Change of Control Transaction" means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership (as described in Rule 13d-3 of the Exchange Act) of capital stock of the Company, by contract or otherwise) of in excess of 40% of the voting securities of the Company, or (ii) a replacement at one time or within a one year period of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (iii) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

           "Closing" means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

           "Closing Date" means the Business Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) Purchaser's obligations to pay the Subscription Amount and (ii) the Company's obligations to deliver the Securities have been satisfied or waived. There may be multiple Closing Dates.

           "Commission" means the Securities and Exchange Commission.

           "Common Stock" means the common stock of the Company, par value $.001 per share, and any securities into which such common stock shall hereinafter have been reclassified into.

           "Common Stock Equivalents" means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

            "Debenture" means, the 10% Secured Convertible Debenture, in the form of Exhibit A.

           "Disclosure Schedules" shall have the meaning ascribed to such term in Section 3.1 hereof.

           "Effective Date" means the date that the initial registration statement filed by the Company for the Registrable Securities or Common Stock is first declared effective by the Commission.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           "Exempt Issuance" means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan currently in place as of the date hereof which has been duly adopted by the Board of Directors and shareholders of the Company, (b) securities upon the exercise of or conversion of any securities issued hereunder, convertible securities, options or warrants issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this
      Agreement to increase the number of such underlying shares in connection therewith, (c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (d) shares of Common Stock or Common Stock Equivalents issued in with that certain transaction with Telenational Communications, Inc. as contemplated and set forth in that certain binding letter of intent entered into between the Company and Telenational Communications, Inc. on or about February 14, 2006.

           "Fully Diluted Basis" shall mean all Common Stock or Common Stock Equivalents of the Company including the exercise or conversion of all rights, options, derivative and convertible securities and further including the conversion (whether convertible or not) of all other common or preferred stock equivalents outstanding or required to be issued by the Company.

           "Fundamental Transaction" shall mean (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

            "GAAP" shall mean generally accepted accounting principles, consistently applied.

            "Intellectual Property Rights" shall have the meaning ascribed to such term in Section 3.1(n).

           "Legend Removal Date" shall have the meaning ascribed to such term in Section 4.1(c).

           "Liens" means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right, or other restriction.

           "Material Adverse Effect" shall have the meaning assigned to such term in Section 3.1(b) hereof.

            "Material Permits" shall have the meaning ascribed to such term in Section 3.1(l).

           "Maximum Rate" shall  have the meaning  ascribed to  such term  in
      Section 6.17.

           "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

            "Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

           "Public Offering Date" the date that the Company first registers the Common Stock pursuant to Section 12 under the Exchange Act, or merges into a corporation (by or through one or a series of related transactions) already registered pursuant to Section 12 or becomes public under the Exchange Act in any other manner.

           "Purchaser Party" shall have the meaning ascribed to such term  in
      Section 4.11.

           "Purchaser's Designee" shall have the meaning ascribed to such term in Section 4.14.

           "Qualifying Transaction" shall mean (i) an equity or debt/equity financing wherein the Company receives gross proceeds equal to at least $3,000,000 from the sale of Common Stock or Common Stock Equivalents issued by the Company to unaffiliated third parties or (ii) a Fundamental Transaction.

           "Registrable Securities" means (i) all Underlying Shares (exercised and unexercised); (ii) any securities issued or transferred to Purchaser in connection with or arising out of any Transaction Document; and (iii) any securities issued or issuable upon any stock split, dividend or other distribution recapitalization or similar event with respect to the foregoing.

           "Registration Statement" means a registration statement covering the sale or resale of the Registrable Securities.

           "Required Minimum" means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise of the Warrant or conversion of the Debenture, ignoring any exercise limits set forth therein.

           "Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

           "SBA" shall have the meaning ascribed to such term in Section 5.1.

           "SBA Documents" shall have  the meaning ascribed  to such term  in
      Section 5.1(b).

           "SBIC" shall have  the meaning ascribed  to such  term in  Section
      5.1.

           "SBIC Act" shall have the meaning ascribed to such term in Section 5.1(a).

           "Securities" means the Debenture, the Warrant, and the Underlying Shares.

           "Securities Act" means the Securities Act of 1933, as amended.

           "Security Agreement" means the Security Agreement, dated as of the date hereof, between the Company and Purchaser, in the form of Exhibit B attached hereto.

           "Security Documents" shall mean the Security Agreement and any other documents and filing required thereunder in order to grant Purchaser a first priority security interest in all of the assets of the Company, with the exception of the security interests previously granted to Global Capital Funding Group LP including all UCC-1 filing receipts.

           "Subordination  Agreement"   means  that   certain   Subordination
      Agreement of even date herewith executed by John Jenkins in favor of the Purchaser in the form of Exhibit D attached hereto.

           "Subscription Amount" means, as to Purchaser, the aggregate amount to be paid for the Debenture and the Warrant purchased hereunder as specified in Section 2.1 herein, in United States Dollars and in immediately available funds.

            "Subsidiary" means any corporation or limited liability company of which at least 50% of the outstanding securities having ordinary voting powers for the election of Board of Directors (or similar governing body) are at the time owned by the Company. As used herein, the term "Company" shall be deemed to include all of the Company's Subsidiaries, if any.

           "Trading Market" means, as applicable, the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the OTC Bulletin Board or the "Pink Sheets" published by the Pink Sheets LLC.

           "Transaction Documents" means this Agreement, the Debenture, the Security Agreement, the Warrant and any other documents or agreements executed in connection with the transactions contemplated hereunder.

           "Underlying Shares" means the shares of Common Stock issuable upon exercise of the Warrants or conversion of the Debenture, or any other shares of Common Stock acquired by Purchaser hereby.

            "Variable Rate Transaction" shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock, or (C) whereby the number of underlying shares of Common Stock to be received upon exercise, conversion, or exchange thereof, is variable in any respect in which the number of such underlying shares could be increased.

           "Warrant" means the Common Stock Purchase Warrant, in the form of Exhibit C delivered to Purchaser at the Closing in accordance with
      Section 2.2 hereof, which Warrant shall be exercisable immediately and be exercisable until the close of business on the fifth anniversary following the Initial Exercise Date (as defined in the Warrant). The Company and Purchaser agree that the value of the Warrant as of the date hereof is less than $1,000.


                                 ARTICLE II.
                              PURCHASE AND SALE

      2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and Purchaser agrees to purchase the Debenture and the Warrant for an aggregate amount of SIX HUNDRED THOUSAND DOLLARS ($600,000) (the "Subscription Amount"). On the Closing Date, Purchaser shall deliver to the Company via wire transfer of immediately available funds equal to the Subscription Amount (less all expenses and fees due hereunder), and the Company shall deliver to Purchaser the Debenture, the Warrant, and the other items set forth in Section 2.2 issuable at the Closing. On the Closing Date, contemporaneous with the funding of the purchase made the basis hereof, the Company shall promptly pay to the order of Purchaser a commitment fee and origination fee in the aggregate amount of 4% of the Subscription Amount, such amounts to be offset from the Subscription Amount wire transfer described above. Upon satisfaction of the conditions set forth in Section 2.2, the Closing shall occur at the offices of Purchaser, or such other location as the parties shall mutually agree.

      2.2  Deliveries

           a) On the Closing Date, the Company shall execute and deliver or cause to be delivered to Purchaser the following, each fully executed by the appropriate authorized officer or officers of the Company:

                    (i) this Agreement (along with all Disclosure Schedules);

                    (ii) the Debenture;

                    (iii) the Warrant;

                     (iv) the Security  Agreement  along  with  all  Security
                          Documents;

                      (v) the Subordination Agreement;

                     (vi) SBA Form 480  (Size Status  Declaration), SBA  Form
                652 (Assurance of Compliance) and SBA Form 1031 (Portfolio Finance Report), Parts A and B, in the forms of Exhibit D, Exhibit E and Exhibit F, respectively, attached hereto;

                     (vii) Approval by the Board of Directors of the Company, done in conformance with all applicable law and the Bylaws of the Company, certified by the Secretary of the Company as of the Closing Date, approving or otherwise ratifying the transactions contemplated by this Agreement, and approving the form of this Agreement and the Transaction Documents, and authorizing execution, delivery, and performance thereof;

                     (viii) A copy of the Certificate of Incorporation of the Company, as amended to date, certified by an official of the Company's jurisdiction of formation or incorporation and further certified by the Secretary of the Company not to have been altered or amended since certification by such official; a Certificate of Good Standing dated within 30 days of the date first written above from the Secretary of State of the Company's jurisdiction of formation or incorporation; and a copy of the Bylaws of the Company, certified as true and correct by the Secretary of the Company;

                     (ix) Payment of the origination and commitment fees,  if
                any, referenced in Section 2.1 hereof; and

                     (x) Such other instruments, documents or items as Purchaser may reasonably request.

                b) On the Closing Date, Purchaser shall deliver or cause to be delivered to the Company the following:

                     (i)  this Agreement duly executed by Purchaser;

                     (ii) Purchaser's Subscription Amount by wire transfer to
                the account as specified in writing by the Company; and

                    (iii) the Security Agreement, duly executed by Purchaser.

      2.3  Closing Conditions.

                a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

                     (i) the accuracy  in all material respects when made and
                on the Closing Date of the representations and warranties of the Purchaser contained herein;

                     (ii) all  obligations,  covenants   and  agreements   of
                Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

                     (iii) the delivery by Purchaser of  the items set  forth
                in Section 2.2(b) of this Agreement.

                b) The obligations of Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

                     (i) the accuracy in all material respects on the Closing
                Date of the representations and warranties of the Company contained herein;

                     (ii) all  obligations, covenants  and agreements  of the
                Company required to be performed at or prior to the Closing Date shall have been performed;

                     (iii) the delivery by the Company of the items set forth
                in Section 2.2(a) of this Agreement; and

                     (iv) there  shall have  been no  Material Adverse Effect
                with respect to the Company since the date hereof.


                                 ARTICLE III.
                       REPRESENTATIONS AND WARRANTIES

      3.1 Representations and Warranties of the Company. Except as set forth under the corresponding section of the disclosure schedules delivered to Purchaser concurrently herewith (the "Disclosure Schedules") which Disclosure Schedules shall be deemed a part hereof, the Company makes the representations and warranties set forth below to Purchaser.

           a)   Subsidiaries.  The Company does not have any Subsidiaries.

           b) Organization and Qualification. The Company is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws, or other organizational or charter documents. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Documents,
      (ii) a material adverse effect on the results of operations, assets, business, prospects or financial condition of the Company, or (iii) a material adverse effect on the Company's ability to perform in any material respect on a timely basis its obligations under any Transaction Documents (any of (i), (ii) or (iii), a "Material Adverse Effect") and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

           c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company. Each Transaction Documents has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

           d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the other transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of the Company's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or
      (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

           e)   Filings, Consents and Approvals.  Other than as set forth  on
      Schedule 3.1(e) and except for filing of a Form D and/or state "blue sky" securities filings, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents.

           f) Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Underlying Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company or any third party. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of a number of Underlying Shares at least equal to the Required Minimum on the date hereof. The Company has not, and to the knowledge of the Company, no Affiliate of the Company has sold, offered for sale or solicited offers to buy or otherwise negotiated in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to Purchaser.

           g) Capitalization. The capitalization of the Company is as described in Schedule 3.1(g). The Company has not issued any capital stock other than as set forth on Schedule 3.1(g). No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities or as set forth on Schedule 3.1(g), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of the Company's capital stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of its capital stock, or securities or rights convertible or exchangeable into shares of its capital stock. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale of the Securities. Except as disclosed in Schedule 3.1(g), there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company's capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company's stockholders. A complete list of stockholders of the Company that are officers, directors and individuals holding 5% or more of the outstanding Common Stock is included in Schedule 3.1(g).

           h) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the Commission. (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with requirements of the Securities Act or the Exchange Act, as the case may be and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements as permitted by Form 10-Q or Form 10-QSB) applied on a consistent basis during the periods involved (except as may be indicted in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operation and cash flows for the period then ending in accordance with GAAP (subject, in the case of the unaudited statements, to normal year end audit adjustments). Except as set forth in the filed SEC Documents, neither the Company nor any Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and which could reasonably be expected to have a Material Adverse Effect.

           i) Litigation. Other than as set forth on Schedule 3.1(i), there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, or any of its respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "Action") which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a
      Material Adverse Effect. Neither the Company nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company.

           j) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect.

           k) Compliance. The Company (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, or (iii) is not or has not been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business except in each case as could not have a Material Adverse Effect.

           l) Regulatory Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business as described in Schedule 3.1(l), except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect ("Material Permits"), and the Company has not received any notice of Proceedings relating to the revocation or modification of any Material Permit.

           m) Title to Assets. Except as set forth on Schedule 3.1(m), the Company has good and marketable title in (or licenses or rights to use) all personal property that is material to the business of the Company, in each case free and clear of all Liens. The Company does not own any real property. Any real property and facilities held under lease by the Company are held by it under valid, subsisting and enforceable leases of which the Company is in compliance. The Company has not granted, and no third party has obtained in any manner, other than as contemplated by the Transaction Documents, any security interest in the assets of the Company. Schedule 3.1(m) sets forth and details which, if any, of such assets are owned by any Subsidiary.

           n)   Intellectual Property.

                (i)  Schedule  3.1(n)  contains  a  list  of  the   Company's
      Intellectual Property. For purposes hereof, "Intellectual Property" means any or all of the following and all rights and goodwill, arising out of or associated therewith: (A) all United States, international, and foreign patents and applications therefor (including provisional applications) and all reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world;
      (C) all international, U.S. and foreign registered trademarks, trade names, service marks, logos, slogans, and designs, applications to register trademarks, trade names, service marks, logos, slogans, and designs, intent-to-use applications, or other registrations or applications related to trademarks, service marks, common law trademarks, trade names, service marks, logos, slogans, and designs and all associated goodwill associated with all of the foregoing; (D) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (E) all industrial designs and any registrations and applications therefor throughout the world; (F) all URL's, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (G) all databases and data collections and all rights therein throughout the world; (H) all moral and economic rights of authors and inventors, however denominated, throughout the world; (I) any other intellectual property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign government or other public body; and (J) any similar or equivalent rights to any of the foregoing anywhere in the world. For purposes hereof, "Company Intellectual Property" means any Company Intellectual Property owned or licensed by the Company, and "Company Registered Intellectual Property" means any items of Intellectual Property described in subsections (A),
      (C) or (D) of this paragraph.

                (ii) No Company Intellectual Property or product or service of the Company's business related to the Company Intellectual Property is subject to any Proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property. Each item of Company Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property.

                (iii) The Company owns and has good and exclusive title to, or has licenses (any Intellectual Property subject to any license to be identified as such in Schedule 3.1(n)) (sufficient for the conduct of the Company's business as currently conducted) to use each item of the Company's Intellectual Property free and clear of any Lien; and the Company is the exclusive owner or exclusive licensee of all trademarks and service marks, trade names and domain names used in connection with and material to the operation or conduct of the Company's business, including the sale of any products or the provision of any services by same, free and clear of all Liens. The Company Intellectual Property, other than future improvements, derivations, and additions to be made by the Company or on behalf of the Company, constitutes all of the Intellectual Property used or contemplated for use in connection with the Company's current business and in the performance of any contract, proposal or letter of intent in connection with same.

                (iv) To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (A) has obtained ownership of and is the exclusive owner of, or (b) has obtained a license (sufficient for the conduct of the Company's business as currently conducted) to all of such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so, each such agreement being listed on Schedule 3.1(n).

                (v) The operation of the Company's business as it is currently conducted, including the Company's design, development, marketing and sale of the products or services of the Company (including with respect to products currently under development) has not, does not and will not infringe or misappropriate in any manner the Intellectual Property of any third party or, to the knowledge of the Company, constitute unfair competition or trade practices under the laws of any jurisdiction.

                (vi) The Company  has  no  knowledge, and  has  not  received written notice or any other overt threats from any third party, that the operation of the Company's business as it is currently conducted, or any act, product or service of the Company's business, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. The Company's Intellectual Property is not the subject of any third party communications relating to validity or enforceability, cease and desist orders, demand letters, warnings or prior settlement agreements. The Company's Intellectual Property is not currently the subject of any pending or threatened re-examinations, oppositions, interferences, or infringement actions.

                (vii) To the knowledge of the Company, no Person has or is infringing or misappropriating any Company Intellectual Property.

                (viii) The Company has taken reasonable steps to protect the rights of the Company in the confidential information and trade secrets of the Company used in the Company's business or any trade secrets or confidential information of third parties used in same, and, without limiting the foregoing, the Company has enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement, and except under confidentiality obligations or in the context of the attorney-client relationship, there has not been any disclosure by the Company of any such trade secrets or confidential information.

           o) Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged, including directors and officers insurance at least equal to the aggregate principal amount of the Debenture. To the best of Company's knowledge, such insurance contracts and policies are accurate and complete. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

           p)   Transactions With  Affiliates and  Employees.   None  of  the
      officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company.

           q) Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

           r) Certain Fees. Other than as set forth on Schedule 3.1(r), no brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

           s) Private Placement. Assuming the accuracy of Purchaser's representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to Purchaser as contemplated hereby.

           t) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

           u) Registration Rights. Other than as set forth on Schedule 3.1(u), no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

           v) Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Purchaser as a result of Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company's issuance of the Securities and the Purchaser's ownership of the Securities.

           w) Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided Purchaser or its agents or counsel with any information that constitutes or might constitute material, nonpublic information except for such information that will be publicly disclosed in documents filed with the Commission. The Company understands and confirms that Purchaser will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All written statements provided to
      Purchaser regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

           x) No Integrated Offering. Assuming the accuracy of Purchaser's representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions.

           y) Solvency. Following the closing of the Telenational Communications, Inc transaction, based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, and anticipated future financing amounts used to fund the Telenational Communications, Inc and provide additional working capital into the company, (i) the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing financing instruments, and debts and other liabilities (including known contingent liabilities) as they mature, with the exception of those liabilities that the company is able to negotiate payment terms, or does not reasonably expect to pay in full within the next 12 months, for those debts with maturity dates of less than 1 year; (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the expected cash flow of the Company, together with the future proceeds the Company would receive in a future funding transaction, would provide sufficient working capital for the Company to continue to operate its business, and pay all amounts on or in respect of its debt when such amounts are required to be paid, for debts with maturity dates of 1 year or less as of the closing date. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). It is understood that the Company intends to pursue a plan to provide positive cash flow from operations shortly after the Telenational Communications, Inc. transaction, and to raise additional financing of not less than $5.0 million, sufficient to purchase Telenational, and to pay down its debts as described above, and to provide additional working capital. It is understood by both parties that the Company does not currently have in place the necessary financing to close the acquisition, and to meet the obligations as outlined above.

           z) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company.

           aa) No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to Purchaser and certain other "accredited investors" within the meaning of Rule 501 under the Securities Act.

           bb) Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended

           cc) Indebtedness. Other than as set forth on Schedule 3.1(cc), as of the Closing Date, the Company has no indebtedness.

           dd) No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers.

           ee) Acknowledgment Regarding Purchaser's Purchase of Securities. The Company acknowledges and agrees that Purchaser is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby as they relate to the Company. The Company further acknowledges that Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by Purchaser or any of its respective representatives or agents to the Company in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Purchaser's purchase of the Securities.

           ff)  Material  Liabilities.     The   sole  outstanding   material
      liabilities of the Company are set forth on Schedule 3.1(ff) .

           gg) Material Agreements. Except for those agreements set forth on Schedule 3.1(gg) hereof, there are no other material agreements to which the Company is a party.

           hh) Board of Directors. The Board of Directors of Company consists of those persons set forth on Schedule 3.1(hh).

      3.2  Representations  and  Warranties of Purchaser.   Purchaser  hereby
 represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

           (a) Organization; Authority. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of Purchaser. Each of the Transaction Documents to which it is a party has been duly executed by Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

           (b) Purchaser Representation. Purchaser understands that the Securities are "restricted securities" and have not been registered or qualified, as the case may be, under the Securities Act or any applicable state securities law by reason of a specific exemption from the registration or qualification provisions of the Securities Act or any applicable state securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed herein. Purchaser represents that it is acquiring the Securities for investment as principal for its own account and not with a view to or for distribution or resale of such Securities or any part thereof, has no present intention of distributing any of such Securities and has no arrangement or understanding with any other persons regarding the distribution of such Securities (this representation and warranty not limiting Purchaser's right to sell the Securities pursuant to a Registration Statement or otherwise in compliance with applicable federal and state securities laws). Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

           (c) Purchaser Status. At the time Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises any Warrants it will be either: (i) an "accredited investor" as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or
      (a)(8)) of Regulation D promulgated under the Securities Act or (ii) a "qualified institutional buyer" as defined in Rule 144A(a) under the Securities Act.

           (d) Experience of Purchaser. Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Purchaser understands that the acquisition of the Securities hereunder is highly a speculative investment which involves a high degree of loss of Purchaser's investment therein. Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

           (e) Certain Fees. Purchaser has not entered into an agreement whereby brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

           The Company acknowledges and agrees that Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.


                                 ARTICLE IV.
                      OTHER AGREEMENTS OF THE PARTIES

      4.1  Transfer Restrictions.

           (a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act or any applicable state securities laws. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of Purchaser under this Agreement.

           (b) Purchaser agrees to the imprinting, so long as is required by this Section 4.1(b), of a legend on any of the Securities in substantially the following form:

      NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

           The Company acknowledges and agrees that Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an "accredited investor" as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and, if required under the terms of such arrangement, Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the Purchaser's expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities.

           (c) Certificates evidencing Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof):
      (i) while a Registration Statement covering the resale of such Underlying Shares is effective under the Securities Act, (ii) following any sale of such Underlying Shares pursuant to Rule 144, (iii) if such Underlying Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission); provided, however, in connection with the issuance of the Underlying Shares, Purchaser hereby agrees to adhere to and abide by all prospectus delivery requirements under the Securities Act and rules and regulations of the Commission and all applicable state "blue sky" securities laws. The Company shall cause its counsel to issue a legal opinion to the Company's transfer agent promptly after the Effective Date if required by the Company's transfer agent to effect the removal of the legend hereunder. If all or any portion of a Warrant is exercised at a time when there is an effective Registration Statement to cover the resale of the Underlying Shares, or if such shares may be sold under Rule 144(k) or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations thereof) then such shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than two Business Days following the delivery by Purchaser to the Company or the Company's transfer agent of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend (such second Business Day, the "Legend Removal Date"), deliver or cause to be delivered to Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

           (d) In addition to Purchaser's other available remedies, the Company shall pay to Purchaser, in cash, as partial liquidated damages and not as a penalty, the greater of (i) $500 for each Business Day after the Legend Removal Date, the Warrant Share Delivery Date, or other such date the Underlying Shares are to be delivered to the Purchaser, as the case may be, until such certificate is delivered with an appropriate legend or without a restrictive legend, as the case may be; and (ii) the difference in the Market Value of the Underlying Shares (based on the closing bid price of the Common Stock on the then principal Trading Market on the date such Securities are submitted to the Company's transfer agent) on the delivery date and the date such shares are actually received by the Holder in such form as required herein and in the Transaction Documents. Nothing herein shall limit Purchaser's right to pursue actual damages for the Company's failure to deliver certificates representing any Securities as required by the Transaction Documents, and Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

           (e) Purchaser agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section
      4.1 is predicated upon the Company's reliance that Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

      4.2 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Underlying Shares may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

      4.3 Furnishing of Information. As long as Purchaser owns restricted Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as Purchaser owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for Purchaser to sell the Underlying Shares under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Underlying Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

      4.4 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to Purchaser or, if then listed or quoted on a Trading Market, that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

      4.5  Exercise  Procedures.    The  form  of  Notice  of  Exercise   and
 Conversion Notice included in the Warrant and Debenture, respectively, set forth the totality of the procedures required of Purchaser in order to exercise the Warrant or convert the Debenture. No additional legal opinion or other information or instructions shall be required of Purchaser to exercise its Warrants or convert the Debenture. The Company shall honor exercises of the Warrant and conversions of the Debenture and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in such Transaction Documents.

      4.6     Intentionally Omitted.

      4.7 Shareholders Rights Plan. No claim will be made or enforced by the Company or, to the knowledge of the Company, any other Person that Purchaser is an "Acquiring Person" under any shareholders rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and Purchaser.

      4.8 Non-Public Information. If at any time the Company becomes subject to the reporting provisions of the Exchange Act, the Company covenants and agrees that neither it nor any other Person acting on its behalf will provide Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

      4.9 Use of Proceeds. Except as set forth in Schedule 4.9, the Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and not for the satisfaction of any portion of the Company's debt (other than payment of trade payables in the ordinary course of the Company's business and prior practices), to redeem any Common Stock or Common Stock Equivalents or to settle any outstanding litigation.
 Schedule 4.9 shall detail the Company's expected use of proceeds received from the sale of the Securities hereunder.

      4.10 Reimbursement. If Purchaser becomes involved in any capacity in any Proceeding by or against any Person who is a stockholder of the Company (except as a result of sales, pledges, margin sales or any similar transaction(s) by Purchaser to or with any current stockholder), solely as a result of Purchaser's acquisition of the Securities under this Agreement, and Purchaser is successful in the Proceeding the Company will reimburse Purchaser for its reasonable legal and other expenses (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of Purchaser who are actually named in such Action, Proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of Purchaser and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Purchaser and any such Affiliate and any such Person. The Company also agrees that neither Purchaser nor any such Affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company solely as a result of acquiring the Securities under this Agreement.

      4.11 Indemnification of Purchaser. Subject to the provisions of this Section 4.11, the Company will indemnify and hold the Purchaser and its directors, officers, managers, shareholders, partners, employees and agents (each, a "Purchaser Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against Purchaser, or any of its Affiliates, by any stockholder of the Company who is not an Affiliate of Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of Purchaser's representation, warranties or covenants under the Transaction Documents or any agreements or understandings Purchaser may have with any such stockholder or any violations by Purchaser of state or federal securities laws or any conduct by Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party. The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by a Purchaser Party effected without the Company's prior written consent, which shall not be unreasonably withheld or delayed; or
 (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party's breach of any of the representations, warranties, covenants or agreements made by Purchaser in this Agreement or in the other Transaction Documents.

      4.12 Reservation and Listing of Securities.

           (a) The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents.

           (b) If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board of Directors of the Company shall use commercially reasonable efforts to amend the Company's certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time, as soon as possible and in any event not later than the 75th day after such date; and

           (c) The Company shall, if then applicable: (i) in the time and manner required by the Trading Market or if the Common Stock is listed on another Trading Market, promptly prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing on the Trading Market as soon as possible thereafter, (iii) provide to Purchaser evidence of such listing, and (iv) maintain the listing of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market.

      4.14 Appointment of Board Member. At all such times from the Closing until such time as the Debenture remains outstanding in whole or in part, the Company shall have the right to appoint a member to the Board of Directors to (the "Purchaser's Designee"). If within 30 days of the Company's election to appoint it's Purchaser's Designee to the Board of Directors of the Company, such appointment of the Purchaser's Designee has not occurred other than by reason of legal prohibitions or restrictions, the number of Warrant Shares purchasable pursuant to the Warrant shall be increased by 10,000 per month (including such initial 30 day period) such appointment has not occurred. The Company must provide and keep in effect officers' and directors' liability insurance for the Purchaser's Designee which liability insurance shall be satisfactory to Purchaser, and such Purchaser's Designee shall be entitled to receive reasonable and customary director's fees and such other compensation as is ordinarily given to the Company's directors as well as the reimbursement of all out of pocket expenses.

      4.15   Registration Rights.

             (a) Piggyback Registrations.

                A. At any time after the Closing Date, if the Company proposes to register any Common Stock for sale solely for cash, either for its own account or for the account of a stockholder or stockholders (a "Company Registration"), then the Company shall give Purchaser written notice of its intention to do so and of the intended method of sale (the "Registration Notice") not fewer than 30 days prior to the anticipated filing date of the Registration Statement effecting such Company Registration. Purchaser may request inclusion of any Registrable Securities in such Company Registration by delivering to the Company, within 20 days after receipt of the Registration Notice, a written notice (the "Piggyback Notice") stating the number of shares of Registrable Securities proposed to be included and that such shares are to be included in any underwriting only on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such Company Registration. The Company shall use its best efforts to cause all Registrable Securities specified in the Piggyback Notice to be included in the Company Registration and any related offering, all to the extent requisite to permit the sale by Purchaser of such Registrable Securities in accordance with the method of sale applicable to the other shares of Common Stock included in the Company Registration. If the Company fails to file the Registrable Securities in such Registration Statement, then, at the option of Purchaser, for each full calendar month that the Registrable Securities are not fully registered, Company shall issue to Purchaser 0.1% of its Common Stock then outstanding computed on a Fully Diluted Basis per day until the shares are registered.

                B. Limitations on Piggyback Registrations. The Company's obligation to include Registrable Securities in the Company
      Registration pursuant to Section 4.15(a) shall be subject to the following limitations:

                     (i) The Company shall not be obligated to include any Registrable Securities in a registration statement (I) filed on Form S-4 or Form S-8 or such other similar successor forms then in effect under the Securities Act, (II) pursuant to which the Company is offering to exchange its own securities, or (III) relating to dividend reinvestment plans.

                     (ii) If the managing underwriter(s), if any, of an offering related to the Company Registration determines in its reasonable judgment that marketing factors require a limitation of the number of shares of Common Stock that can be included in such offering, the managing underwriter(s) may exclude the appropriate number of shares of Common Stock held by the stockholders of the Company,
      including  Purchaser,   from  such   registration.   If  the   managing
      underwriter(s) determine(s) to exclude from such offering any Registrable Securities that Purchaser desires to include or any shares of Common Stock that other Company stockholders with applicable registration rights desire to include, Purchaser and such other Company stockholders (except for such Person or Persons, if any, upon whose demand such Company Registration is being made) shall share pro rata in the portion of such offering available to them (the "Available Portion"), with Purchaser and each such other Company stockholder entitled to include in such Company Registration and related offering a number of shares of Common Stock equal to the product of (I) the Available Portion and (II) a fraction, the numerator of which is the total number of Registrable Securities which Purchaser desires to include in such Company Registration (in the case of Purchaser) or the total number of shares of Common Stock which such other Company stockholder desires to include in such Company Registration (in the case of each such other Company stockholder) and the denominator of which is (x) the total of the number of Registrable Securities which Purchaser desires to include in such Company Registration plus (y) the total number of shares of Common Stock that such other Company stockholders desire to include in such Company Registration.

                (b)  Demand Registrations.

                     (i) Requests for Registration. The Purchasers (or any lawful transferee thereof) may, in accordance herewith, request registration under the Securities Act of all or any portion of its Registrable Securities on Form S-1 or any similar long-form registration (a "Long-Form Registrations"), or on Form S-2 or S-3
      (including pursuant to Rule 415 under the Securities Act) or any similar short-form registration (each, a "Short-Form Registration"), if available. All registrations requested pursuant to this Section 4.15(b) are referred to herein as "Demand Registrations." Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the anticipated per share price range for such offering. Upon the Purchaser's request, the Company will include the offer and sale of Registrable Securities in such registration statement. In the event that the Company fails to include the Registrable Securities in a statement as required herein, the Purchaser shall give notice demanding a registration and within 75 days after the notice the Company shall prepare and file a registration statement with the SEC with respect to such Registrable Securities. If the Company fails to file within said time period, then, at the option of such Purchaser, for each full calendar month following such 75 day period that the Registrable Securities are not fully registered, the Company shall issue 0.1 % of its outstanding shares of Common Stock computed on a fully diluted basis per day until the shares are registered.

                     (ii) Long-Form Registrations. Purchaser shall be entitled to request one Long-Form Registration. A registration shall not count as one of the permitted Long-Form Registrations until it has become effective. If Purchaser is unable to register and sell at least 90% of the Registrable Securities it has requested to be included in the first Long-Form Registration requested by it, it shall be entitled to a second Long-Form Registration, provided that such second Long-Form Registration may not be requested within six months of the effectiveness of the most recent Long-Form Registration requested by it.

                     (iii) Short-Form Registrations. In addition to the Long-Form Registrations, each Purchaser shall be entitled to request an unlimited number of Short-Form Registrations; provided that the aggregate gross proceeds to be received by the Purchasers or other securities exercising their "piggyback" rights granted by the Company either herein or elsewhere in any such requested Short-Form Registration must exceed $500,000. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form. The Company shall use its best efforts to make Short-Form Registrations on Form S-3 available for the sale of the Registrable Securities. If the Company, pursuant to the request of Purchaser, is qualified to and has filed with the SEC a registration statement under the Securities Act on Form S-3 pursuant to Rule 415 under the Securities Act (the "Required Registration"), then the Company shall use its best efforts to cause the Required Registration to be declared effective under the Securities Act as soon as practicable after filing, and, once effective, the Company shall cause such Required Registration to remain effective for a period ending on the earlier of (i) the date on which all Registrable Securities have been sold pursuant to the Required Registration, or (ii) the date as of which the Purchaser is able to sell all of the Registrable Securities then held by it within a ninety-day period in compliance with Rule 144 under the Securities Act.

                     (iv) Priority on Demand Registrations. The Company shall not include in any Demand Registration any securities which are not Registrable Securities or which are not subject to registration rights agreements outstanding on the date hereof and which are identified on
      Schedule 3.1(u) hereto without the prior written consent of the Purchaser. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that, in their opinion, the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of securities, which can be sold in an orderly manner in such offering within a price range acceptable to Purchaser, then the Company shall include in such registration, prior to the inclusion of any securities which are not Registrable Securities, (i) first, the Registrable Securities requested to be included in such registration by the Purchaser, and (ii) second, the other securities requested to be included in such registration.

                     (v) Restrictions on Demand Registrations. The Company shall not be obligated to effect any Demand Registration within 180 days after the effective date of a previous Demand Registration or a previous registration in which the Purchaser was given piggyback rights pursuant to Section 4.15(a) above and in which the reduction, if any, in the number of Registrable Securities requested to be included therein was not greater than 25%. The Company may postpone for up to 180 days the filing or the effectiveness of a registration statement for a Demand Registration if the Company, in good faith, concludes that such Demand Registration would reasonably be expected to have a Material Adverse Effect generally, and specifically with respect to any proposal or plan by the Company or any of its Subsidiaries to acquire financing, engage in any acquisition of assets (other than in the ordinary course of business), or engage in any merger, consolidation, tender offer, reorganization, or similar transaction; provided that, in such event, the Purchaser shall be entitled to withdraw such request and the Company shall pay all Registration Expenses in connection with such registration. The Company may delay a Demand Registration hereunder only once in any calendar year.

            (c)  Provisions Applying to All Registrations Under Section 4.15.

                     (i) Selection of Underwriter. Any Company Registration and related offering shall be managed by the Company; the Company shall have the power to select the managing underwriter(s) for such offering, and shall in consultation with the managing underwriter(s) have the power to determine the offering price, the underwriting discounts and commissions, the terms of the underwriting agreement and, the timing of the registration and related offering. To the extent that Purchaser participates in a Company Registration and related offering pursuant to
      Section 4.13(b), Purchaser shall enter into, and sell its Registrable Securities only pursuant to, the underwriting arranged by the Company, and shall either commit to attend the closing of the offering and take such other actions as may be reasonably necessary to effect Purchaser's participation in the offering and to provide any assurances reasonably requested by the Company and the managing underwriter(s) in that regard, or  shall  deliver  to  the  Company  in  custody  certificates
      representing  all  Registrable  Securities   to  be  included  in   the
      registration and shall execute and deliver to the Company a custody agreement and a power of attorney, each in form and substance appropriate for the purpose of effecting Purchaser's participation in the Company Registration and related offering and otherwise reasonably satisfactory to the Company. If Purchaser disapproves of the features of the Company Registration and related offering, Purchaser may withdraw therefrom (in whole or part) by written notice to the Company and the managing underwriter(s) delivered no later than ten days prior to the effectiveness of the applicable registration statement and the Registrable Securities of Purchaser shall thereupon be withdrawn from such registration.

                     (ii) The Company shall furnish Purchaser such number  of
      copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by it that are included in such registration;

                     (ii) Whenever required to include Registrable Securities in any registration or to effect the registration of any Registrable Securities pursuant to this Agreement, the Company shall, as expeditiously as reasonably possible, prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its absolute best lawful efforts to cause such registration statement to become effective, and use its absolute best efforts to keep such registration statement effective until all such Registrable Securities have been distributed. In addition, the Company shall use its best lawful efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Purchaser, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify as a broker-dealer in any states or jurisdictions or to do business or to file a general consent to service of process in any of such states or jurisdictions.

                     (iii) All expenses, other than underwriting discounts and commissions incurred in connection the registrations contemplated herein, including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Purchaser, shall be borne by the Company.

           (d) Subject to the terms and conditions of this Agreement and the other Transaction Documents, the right to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by Purchaser to any transferee or assignee of such securities; provided that said transferee or assignee is a transferee or assignee of at least five percent (5%) of the such Purchaser's Registrable Securities.


                                 ARTICLE V.
                      SMALL BUSINESS INVESTMENT COMPANY

      5.1 Small Business Investment Company Provisions. The Company acknowledges that Purchaser, is a small business investment company ("SBIC") licensed by the United States Small Business Administration (the "SBA"), and makes the following representations, warranties and covenants to Purchaser for so long as the Debenture held by Purchaser is outstanding:

           (a) Small Business Concern. The Company represents and warrants that it, taken together with its "affiliates" (as that term is defined in 13 C.F.R. S121.103), is a "Small Business Concern" within the meaning of 15 U.S.C. S662(5), that is Section 103(5) of the Small Business Investment Act of 1958, as amended (the "SBIC Act"), and the regulations thereunder, including 13 C.F.R. S107, and meets the applicable size eligibility criteria set forth in 13 C.F.R. S121.301(c)(1) or the industry standard covering the industry in which the Company is primarily engaged as set forth in 13 C.F.R. S121.301(c)(2). Neither the Company nor any of its Subsidiaries presently engages in any activities for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. S107.

           (b) Small Business Administration Documentation. On or before the Closing Date, Purchaser shall have received SBA Form 480 (Size Status Declaration) and SBA Form 652 (Assurance of Compliance) which have been completed and executed by the Company, and SBA Form 1031 (Portfolio Finance Report), Parts A and B of which have been completed by the Company (the "SBA Documents").

           (c) Inspection. The Company will permit Purchaser or its representatives, at the Company's expense, and examiners of the SBA to visit and inspect the properties and assets of the Company, to examine its books of account and records, and to discuss the Company's affairs, finances and accounts with the Company's officers, senior management and accountants, all at such reasonable times as may be requested by Purchaser or the SBA.

           (d) Informational Covenant. Within sixty (60) calendar days after the end of the Company's fiscal year, the Company will furnish or cause to be furnished to Purchaser information required by the SBA concerning the economic impact of Purchaser's investment, for (or as of the end
      of) each fiscal year, including but not limited to: (i) board  minutes,
      (ii) information concerning full-time equivalent employees, (iii) federal, state and local income taxes paid, (iv) gross revenue, (v) source of revenue growth, (vi) after-tax profit and loss, and (vii) and federal, state and local income tax withholding. Such information shall be forwarded by the Company on a form provided by Purchaser. The Company also will furnish or cause to be furnished to Purchaser such other information regarding the business, affairs and condition of the Company as Purchaser may from time to time reasonably request.

           (e) Use of Proceeds. The Company will deliver to Purchaser from time to time promptly following Purchaser's request, a written report, certified as correct by an officer, verifying the purposes and amounts for which proceeds from the Debenture have been disbursed. The Company will supply to Purchaser such additional information and documents as Purchaser reasonably requests with respect to the Company's use of proceeds, and will permit Purchaser to have access to any and all the Company's records and information and personnel as Purchaser deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified on Schedule 4.9.

           (f) Activities and Proceeds.

                     (i) Neither the Company nor any  of its Affiliates  will
                engage in any activities or use directly or indirectly the proceeds from the Debenture for any purpose for which a SBIC is prohibited from providing funds by the SBIC Act, including 13 C.F.R. S107.

                     (ii) Without  obtaining  the prior  written  approval of
                Purchaser, the Company will not change, within one (1) year of the Closing Date, the Company's business activity from that described on Schedule 5.1(f) to a business activity which a SBIC is prohibited from providing funds by the SBIC Act. The Company agrees that any such changes in its business activity without such prior written consent of Purchaser will constitute a material breach of the obligations of the Company under the Transaction Documents (an "Activity Event of Default").


                                 ARTICLE VI.
                                MISCELLANEOUS

      6.1  Intentionally Omitted.

      6.2 Fees and Expenses. At the closing, the Company shall reimburse Purchaser for its legal fees and expenses up to a maximum amount of $20,000. Except as expressly set forth above and in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of any Securities.

      6.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

      6.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Dallas, Texas time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (Dallas, Texas time) on any Business Day, (c) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

      6.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

      6.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

      6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser. Purchaser may assign any or all of its rights under this Agreement to any Person to whom Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the Purchaser.

      6.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10.

      6.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Dallas, Texas. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Dallas, Texas for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

      6.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities until the later of the satisfaction, complete conversion, or exercise of the Debenture and/or the Warrant, as the case may be.

      6.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

      6.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

      6.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, in the case of a rescission of an exercise of a Warrant, Purchaser shall be required to return any shares of Common Stock subject to any such rescinded exercise notice.

      6.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

      6.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

      6.16 Payment Set Aside. To the extent that the Company makes a payment or payments to Purchaser pursuant to any Transaction Documents or Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

      6.17 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by Purchaser in order to enforce any right or remedy under any
 Transaction Documents. Notwithstanding any provision to the contrary contained in any Transaction Documents, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the "Maximum Rate"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at Purchaser's election.

      6.18 Intentionally Omitted.

      6.19 Liquidated Damages. The Company's obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

                            (Signature Page Follows)


         IN WITNESS  WHEREOF, the parties hereto have caused this  Securities
 Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

 COMPANY

 RAPID LINK INCORORATED                  Address for Notice and Delivery:
                                         17383 Sunset Boulevard
                                         Suite 350
                                         Pacific Palisades, California  90272
                                         Telephone:  (310) 566-1700
                                         Facsimile:  (310) 573-9435
                                         Attn: John Jenkins, CEO

 By:____________________________________
    Name:  John Jenkins
    Title: Chief Executive Officer



 PURCHASER

 TRIDENT GROWTH FUND, L.P.               Address for Notice and Delivery:
 By: TRIDENT MANAGEMENT, LLC, its        700 Gemini
       GENERAL PARTNER                   Houston, TX 77058
                                         Telephone:  (281) 488-8484
                                         Facsimile:  (281) 488-5353
                                         Attn: Larry St. Martin

 By:____________________________________

      Name:
      Title:  Authorized Member




                                 ATTACHMENTS

 Exhibit A           Form of Debenture
 Exhibit B           Form of Security Agreement
 Exhibit C           Form of Warrant
 Exhibit D           Form of Subordination Agreement
 Exhibit E           SBA Form 480
 Exhibit F           SBA Form 652
 Exhibit G           SBA Form 1031


 Schedule 3.1(a)     Subsidiaries
 Schedule 3.1(e)     Filings, Consents and Approvals
 Schedule 3.1(g)     Capitalization
 Schedule 3.1(h)     Financial Statements
 Schedule 3.1(i)     Litigation
 Schedule 3.1(l)     Regulatory Permits
 Schedule 3.1(m)     Title to Assets (Outstanding liens)
 Schedule 3.1(n)     Intellectual Property
 Schedule 3.1(r)     Certain Fees (Broker Fees)
 Schedule 3.1(u)     Registration Rights
 Schedule 3.1(cc)    Indebtedness
 Schedule 3.1(ff)    Material Liabilities
 Schedule 3.1(gg)    Material Agreements
 Schedule 3.1(hh)    Board of Directors
 Schedule 4.9        Use of Proceeds
 Schedule 5.1(f)     Business Activity